Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF
TIB FINANCIAL CORP.

            Pursuant to Sections 607.1003 and 1006, Florida Statutes, the Restated Articles of Incorporation of TIB Financial Corp. (the “Company”) are hereby amended as follows:

            FIRST:  Section A(1) of Article IV of the Company’s Restated Articles of Incorporation is hereby amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

(1)        Common Stock.  The aggregate number of shares of Common Stock (referred to in these Restated Articles of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 50,000,000 with a par value of $0.10 per share.

            SECOND:  Article IV of the Company’s Restated Articles of Incorporation is hereby amended by adding the following new Section F:

            F.  Reverse Stock Split.

Upon the effectiveness of the amendment to the Restated Articles of Incorporation (the “Reverse Split Effective Time”), each 100 shares of the Corporation’s Common Stock, par value $0.10 per share, issued and outstanding immediately prior to the Reverse Split Effective Time (the “Old Common Stock”) (including the number of shares of common stock issuable upon exercise or conversion of all issued and outstanding, options, warrants and convertible securities of every kind), will automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of Common Stock, par value $0.10 per share (the “New Common Stock”) (and such combination and conversion, the “Reverse Stock Split”).  Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split, and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock.  In lieu of such fraction of a share, any holder of such fractional share shall be entitled to receive one whole share of Common Stock.  Each stock certificate that, immediately prior to the Reverse Split Effective Time, represented shares of Old Common Stock shall, from and after the Reverse Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

            THIRD:  This amendment to the Articles of Incorporation shall be effective immediately following the close of business on December 15, 2010.

            FOURTH:  The foregoing amendments were approved by holders of shares of common stock, being the only class entitled to vote thereon, at a meeting of such holders duly held on December 1, 2010, and the number of votes cast for the Articles of Amendment to the Restated Articles of Incorporation by such shareholders was sufficient for approval by them.

            IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to the Restated Articles of Incorporation to be executed and attested to by its duly authorized officer as of this 14th day of December, 2010.

                                                                                    TIB FINANCIAL CORP.

                                                                                    By: /s/ Christopher G. Marshall
                                                                                    Name:  Christopher G. Marshall
                                                                                    Title:    Chief Financial Officer